Exhibit 6.3

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (“Amendment”) dated and made effective as of December 21, 2022 (“Effective Date”) is made and entered into on the terms and conditions hereinafter set forth, by and among WORLDWIDE STAGES SPRING HILL REALTY LLC, a Tennessee limited liability company (the “Borrower”); Worldwide Stages Spring Hill, LLC, a Tennessee limited liability company and KELLY L. FREY, SR., an individual resident of Tennessee (collectively, the “Guarantor”) and CAPSTAR BANK (“Lender”). Borrower and Lender are sometimes collectively referred to as “Parties” and separately as “Party.”

RECITALS:

A. Borrower and Lender entered into that certain Construction Loan and Security Agreement, dated May 27, 2021, and all modifications and amendments thereto (collectively the “Agreement”; capitalized terms used but not otherwise defined herein have the same meanings as in the Agreement), pursuant to which Lender has made a non-revolving line of credit converting to term loan to Borrower in the maximum principal amount of $13,280,000.00 (the “Loan”).

B. To evidence the Loan, Borrower executed that certain Promissory Note, dated May 27, 2021, payable to Lender in the maximum principal amount of Thirteen Million Two Hundred Eighty Thousand and 00/100 Dollars ($13,280,000.00), and all increases, extensions, renewals, consolidations, restatements, amendments and modifications thereto (the “Note”).

C. To secure the indebtedness evidenced by the Note, Borrower executed to C. Tucker Herndon, Trustee, that certain Deed of Trust, Assignment of Rents and Lease, Security Agreement and Financing Statement, dated May 27, 2021, of record in Book R2738, page 650, Register’s Office for Maury County, Tennessee, as modified and amended from time to time (the “Deed of Trust”); and that certain Assignment of Rents and Leases, dated May 27, 2021, of record in Book 2738, page 670, Register’s Office for Maury County, Tennessee (the “ARL”).

D. In consideration of the Loan, each Guarantor executed and delivered a separate Continuing Guaranty, dated May 27, 2021 (collectively, the “Guaranty”; the Agreement, Note, Deed of Trust, ARL, Guaranty and all documents executed and delivered to Lender to document and evidence the Loan are collectively the “Loan Documents”).

E. At Borrower’s request, Lender has agreed to modify the Loan and in connection therewith, make certain modifications to the Agreement, subject to the terms and conditions set forth herein.

F. The Parties desire to amend the Loan Documents to reflect the foregoing.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendments to Note, Agreement and other Loan Documents.

(a) Note.

(i) The last paragraph in the Line of Credit section of the Note is hereby amended and restated as follows:

The principal of this Note and any accrued and unpaid interest shall be payable in full on earlier of (i) the 27th day of May, 2028 (“Maturity Date”) or (ii) upon acceleration by Lender based on the occurrence of one or more Events of Default (“Acceleration”). Until the earlier of the Maturity Date or Acceleration, for the period from the date of this Note to May 27, 2024 (“Conversion Date”), all interest accruing on the outstanding principal balance hereof shall be payable monthly in arrears on the 27th day of each month, commencing on the 27th day of June, 2021 and continuing thereafter until the Conversion Date.

(ii) The first paragraph of the Term Loan section of the Note is hereby amended and restated as follows:

Effective on the Conversion Date, the Line of Credit shall terminate and no further advances may be requested and no further advances shall be advanced. Beginning on the Conversion Date, the unpaid principal balance of this Note shall be converted to a term loan payable in forty seven (47) consecutive monthly installments of principal and interest payments commencing on the 27th day of June, 2024 based on the outstanding principal balance of the Loan amortized over two hundred forty (240) months. All outstanding principal and any unpaid accrued interest shall be due on May 27, 2028.

(b) Agreement.

(i) The definition of “Commitment Period” in Section 1.1 of the Agreement is hereby amended and restated as follows:

“Commitment Period” means the period beginning on May 27, 2021 and ending on May 27, 2024.

(ii) The definition of “Completion Date” in Section 1.1 of the Agreement is hereby amended and restated as follows:

“Completion Date” means May 27, 2024.

(iii) Article 2 of the Agreement is generally updated to reflect that as of the Effective Date of this Amendment, Lender has agreed to release the Guaranty Cash Collateral Reserve of $2,490,000.00 deposited with Lender in Account No. 7682374058 that was initially pledged by Borrower to secure the Guaranty of Worldwide Stages Spring Hill, LLC, a Tennessee limited liability company. Borrower shall use the Guaranty Cash Collateral Reserve to complete the renovation portion of the Project and Lender shall not be obligated to make any Advances to Borrower for purposes of the renovation.

(iv) Article 2.1 (a) of the Agreement is hereby amended and restated as follows:

(a) Construction Loan. Subject to the terms and conditions of this Agreement, Borrower agrees to borrow from Lender, and Lender agrees to lend on a non-revolving basis in one or more Advances on a monthly basis during the Commitment Period an amount equal to amounts requested by Borrower in each Advance Request; provided, however, that (i) Lender shall not be obligated to make Advances for purposes other than those set forth in this Agreement; (ii) the first Advance in the amount of $7,360,000.00 shall be used by Borrower to purchase the Property; (iii) after the initial Advance and upon request by Borrower, Lender agrees to release the Guaranty Cash Collateral Reserve to be used by Borrower to complete the renovation portion of the Project; (iv) upon Borrower’s completion of the renovation portion of the Project and until the Conversion Date (defined in the Note), upon request by Borrower and satisfaction of the conditions for each Advance set forth herein, Lender shall advance one or multiple advances in the aggregate amount of $5,920,000.00 which shall be used by Borrower for the construction of rehearsal studios at the Project; (v) the aggregate amount of Advances outstanding from time to time with respect to the Loan shall never exceed $13,280,000.00; (vi) Advances shall be limited to one (1) advance per calendar month; and (viii) Lender shall not be obligated to make any Advance until all conditions to such Advance are satisfied or waived by Lender. The Loan shall be evidenced by the Note.

Borrower agrees to apply the proceeds of the Note exclusively as follows:

(i) Closing costs associated with the Loan; and (ii) Construction of Improvements.

(v) Section 2.6(c)(iii) of the Agreement is hereby amended and restated as follows:

(c) Conditions to Subsequent Advances. Lender’s obligations hereunder to make any subsequent Advances are conditioned upon the following, each in form and substance satisfactory to Lender:

(iii) Signed and executed sub-leases totaling $2,220,000.00 of not less than five (5) year terms required to support Debt Service Coverage of at least 1.25:1.0 to begin construction funding; provided, however, that for purposes of satisfying this condition, Borrower shall not be required to extend the term of any lease and/or sub-lease that is already in effect as of the closing of the Loan;

For the avoidance of doubt, the condition to subsequent advances requiring Borrower to deposit a portion of the Guaranty Cash Collateral Reserve with Lender is hereby deleted.

(vi) Section 2.6(d) Conditions to Final Advance is hereby amended to remove subsection (i) requiring the deposit of the Guaranty Cash Collateral Reserve and subsection (iii) requiring the signed and executed sub-leases, as conditions to the final Advance.

(vii) Article III of the Agreement is generally amended to remove the pledge of the Guaranty Cash Collateral Reserve in Section 3.1(c).

(viii) Section 5.22(b) Financial Covenants is hereby amended and restated as follows:

5.22 Financial Covenants. At all times during the term of the Loan and while any Indebtedness is outstanding, Borrower and Guarantor agree:

(b) Release of Debt Service Reserve. At such time that (i) the Project is fully stabilized for a full calendar year and (ii) the Debt Service Coverage Ratio is greater than 1.50:1.0, as evidenced by Borrower’s Financial Statements, the Debt Service Reserve shall be released to Borrower.

2. Delivery of Amendment to Loan Documents as Condition Precedent. As an inducement to Lender to enter into this Amendment and to modify the Loan and as a condition precedent therefore, Borrower shall deliver to Lender, the execution and delivery of this Amendment.

3. Amendment Fee. No amendment fee shall be due to Lender from Borrower in connection with the execution and delivery of this Amendment. Borrower shall reimburse Lender for all out of pocket legal fees and expenses related to this Amendment.

4. Loan Documents Deemed Amended. Without limiting the provisions of any other more specific amendment of any of the other Loan Documents, all other Loan Documents (including but not limited to the Guaranty) shall be deemed amended to the extent necessary to reflect the foregoing modifications to the Agreement.

5. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to Lender, of each of the following conditions precedent (the date as of which such conditions are fulfilled (or waived by Lender) is hereinafter referred to as the “Amendment Effective Date”):

a. Representations and Warranties; No Event of Default. The representations and warranties herein, in the Agreement and in each other Loan Document and certificate or other writing delivered to Lender pursuant hereto on or prior to the Amendment Effective Date shall be correct and accurate on and as of the Amendment Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be correct and accurate as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

b. Execution of Amendment. Borrower shall have executed this Amendment and Lender shall have received a counterpart of this Amendment, duly executed by Borrower, containing the original signature of Borrower and Lender shall have executed this Amendment.

c. Payment of Fees, Costs and Expenses. Borrower has paid to or reimbursed Lender or its counsel for all fees, attorney’s fees, costs, expenses, recording fees in connection with the preparation, execution and delivery of this amendment and the documents relating thereto and recording any necessary documents to perfect and continue the perfection of Lender’s Security Interest.

6. Representations and Warranties. Borrower represents and warrants to Lender as follows:

a. The execution, delivery and performance by Borrower of the Agreement and Note as amended by this Amendment, have been duly authorized by all necessary action and Borrower has all requisite power, authority and legal right to execute, deliver and perform the Loan Documents as amended hereby by this Agreement.

b. This Amendment is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms thereof.

c. The representations and warranties contained in the Agreement are correct on and as of the Effective Date as though made on and as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date) and no Event of Default or Default has occurred and is continuing on and as of the Amendment Effective Date.

d. This Amendment is not a novation of the Loan Documents or any part thereof and all Loan Documents, as amended by this Agreement, shall survive the execution of this Amendment and shall remain in full force and effect, pursuant to the terms thereof as amended by this Amendment.

e. There is no litigation, action, suit or proceeding, judicial, administrative or otherwise, pending or to the best of Borrower’s knowledge, threatened or contemplated against Borrower which in any manner would have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents or to execute and deliver this Amendment.

7. Continued Effectiveness of the Agreement and all Loan Documents. Except as otherwise expressly provided herein, the Agreement and the other Loan Documents are and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (i) all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment, (ii) all references in the other Loan Documents to the “Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment and (iii) all references in the Loan Documents to this “Note” or “Promissory Note” or words of like impact shall mean, the Note, as amended by this Amendment and all increases, extensions, renewals, consolidations, restatements, amendments and modifications thereto. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Lender under the Agreement or any other Loan Document, nor constitute an amendment of any provision of the Agreement or any other Loan Document.

8. No Waiver of Known or Unknown Defaults; No Waiver of Lenders Rights. This Amendment does not constitute a waiver of any default or Event of Default under the Loan Documents, whether or not Lender is aware of any such default or Event of Default. It is specifically understood and agreed that except for the matters set forth in this Amendment, Lender has not and does not by this Amendment in any way release, waive, relinquish, amend and/or modify any rights or remedies that Lender now has and/or may have to insist on full performance by Borrower under the Loan Documents or any rights or remedies available to Lender under the Loan Documents. Time is of the essence for all payments and performance under the Loan Documents.

9. Waiver of Claims. In consideration of this Amendment, Borrower does hereby release Lender and its predecessors, successors, assigns, officers, directors, employees, agents, attorneys, representatives, parent corporations, subsidiaries and affiliates jointly and severally from any and all claims, counter claims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, actions and causes of action of any nature whatsoever, whether arising at law or in equity (including without limitation any claims of Lender liability, usury, control, fraud, duress or mistake) whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen and whether or not heretofore asserted, for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach, fraud, violation of any statute or law, commission of any tort or any other matter whatsoever or thing done, omitted or suffered to be done which has occurred in whole or in part or was initiated at any time through and including, the moment of the execution of this Agreement.

10. Counterparts. This Amendment may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes. One or more counterparts or copies of this Amendment may be executed by one or more of the Parties hereto and some different counterparts or copies executed by one or more of the other Parties. Each counterpart or copy hereof executed by any Party hereto shall be binding upon the Party executing same even though other Parties may execute one or more different counterparts or copies and all counterparts or copies hereof so executed shall constitute but one and the same agreement. Each Party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes and directs any other Party hereto to detach the signature pages and any corresponding acknowledgment, attestation, witness, jurat or similar pages relating thereto from any such counterpart or copy hereof executed by the authorizing Party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all Parties hereto, there shall be one or more counterparts or copies hereof to which is (are) attached signature pages containing signatures of all Parties hereto and any corresponding acknowledgment, attestation, witness, jurat or similar pages relating thereto.

11. Miscellaneous.

a. Choice of Law. This Amendment shall be governed by and construed according to the laws of the State of Tennessee.

b. Use of Headings. The headings in this Amendment are for convenience of reference only and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions hereof.

c. Number, Gender and Use of the Conjunctive. When used herein, (1) the singular shall include the plural and vice versa and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate, (2) “include,” “includes” and “including” shall be deemed to be followed by “without limitation” regardless of whether such words or words of like import in fact follow same and (3) unless the context clearly indicates otherwise, the disjunctive “or” shall include the conjunctive “and.”

d. Costs and Expenses. Borrower agrees to pay on demand all attorney fees, costs and expenses of Lender in connection with the preparation, execution and delivery of this Amendment, the Loan Documents and any additional documents.

e. Amendment as Loan Document. Borrower hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Agreement. Accordingly, it shall be an Event of Default under the Agreement if (i) any representation or warranty made by Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made or (ii) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

BORROWER:

WORLDWIDE STAGES SPRING HILL REALTY LLC,
a Tennessee limited liability company

By:	/s/ Kelly L. Frey, Sr., President
Kelly L. Frey, Sr., President

GUARANTOR:

WORLDWIDE STAGES SPRING HILL, LLC,
a Tennessee limited liability company

By:	/s/ Kelly L. Frey, Sr., President
Kelly L. Frey, Sr., President

/s/ Kelly L. Frey, Sr.
KELLY L. FREY, SR., individually

LENDER:

CAPSTAR BANK

By:	/s/ Eric Cantrell
Eric Cantrell, Senior Vice President